EXHIBIT 10.24

                              CONSULTING AGREEMENT
                              --------------------

     This agreement is made this 12th day of December 2003 between THE RIGHT SOLUTIONS GATEWAY at 3035 East Patrick Lane, Suite 14, Las Vegas, Nevada 89120, hereinafter referred to as RSG. Phone number (702) 938-9316 and Jack M. Zufelt at 3228 East Phillips Drive, Littleton, Colorado 80122, hereinafter referred to as Zufelt. Phone number (303) 741-9025.

     RSG agrees to retain Zufelt, and Zufelt has agreed to provide certain consulting services on the terms and conditions set out below.

RESPONSIBILITIES  OF  ZUFELT:
----------------------------

     Zufelt will be responsible to RSG for all training and recruitment. In addition, Zufelt will provide consulting services at the request of RSG regarding any issues related to the business and/or the industry.

1. Zufelt will consult with RSG on all aspects of their business as well as create and implement important strategies regarding all aspects of what it takes to cause prospecting and recruiting. Zufelt will:
2. Sell and train our existing distributors on using the system created and coordinate training conference calls for new groups.
3.   Work  one  on  one  with  key  distributors.
4.   Zufelt  will  report  direct  to  the  President  and  COO

RESPONSIBILITIES  OF  RSG
-------------------------

1. In exchange for Zufelt's services listed above, RSG shall pay Zufelt a guaranteed minimum amount of five thousand dollars ($5,000.00) per month in perpetuity except as defined below in paragraph 1a. This five thousand dollars shall come from the combination of two sources;
     A) A new position that is created above all past, present and future distributors. All income that this newly created position generates shall be paid to Zufelt in perpetuity but Zufelt shall not have ownership of that position except as covered in paragraph 1b below.
     B) In the event said position does not earn enough income in any given month to meet the minimum of five thousand dollar guarantee, RSG shall make up the difference each month. This newly formed position will be flagged and qualified for commission payments each month by the Company. Zufelt shall not be required to meet any minimum monthly qualifications to get paid this income except as described in paragraph 1a below. All income earned by this position shall be paid to Zufelt as a consulting fee by the __ of each month. These payments will begin with the January 2004 commission checks for the month of December and will be ongoing monthly thereafter in perpetuity.

1a. In the event Zufelt shall no longer be able, or no longer wishes, to perform the services as outlined above he will still be paid the income from that position in perpetuity however the company shall no longer be obligated to pay the difference between what the position earns and $5,000.00 In addition should either of the above mentioned events happen Zufelt shall, in the month following said event, be required to start paying the standard minimum amount each month required by the company to qualify to be paid the income earned from said position as long as said income is equal to, or greater than, the one hundred dollar minimum qualification. Said amount for minimum qualification shall not exceed one hundred dollars.

1b. Zufelt shall be provided monthly statements showing the income of the newly created position. At his option, Zufelt may choose to have said position put in his name or the name of an assignee.

5. RSG shall also issue to Zufelt one million shares of stock within 10 days of the signing of this contract. Once RSG monthly revenues reaches the following levels, additional stock shall be issued to Zufelt in the following amounts:


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          Gross  Monthly  Revenues         Shares  to  Zufelt
          $  250,000                             100,000
          $  400,000                             200,000
          $1,000,000                             500,000
          $5,000,000                           2,000,000

     All stock issued will be restricted for a period of one year from the date of issuance. Stock certificates will be issued on each level of monthly revenues described above reached within ten business days of the accomplishment.

     All expenses for Zufelt's services shall be paid for by RSG. Said expenses are to include, but are not limited to, travel, meals, lodging, rental cars, airport parking, shuttle or taxi fees, long distance calls, mailings etc. Both parties shall agree upon all expenses before Zufelt incurs them.

     RSG acknowledges and accepts the fact that Zufelt may perform the same similar services for other clients.

     This contract will be construed according to the laws of the State of Nevada and any disputes arising here from will be litigated in its courts.

     This contract sets forth the entire understanding and agreement and is not subject to amendment or supplemental agreement except in writing and duly executed by both parties. This agreement shall be valid and binding only when signed by both an authorized agent for RSG and Jack M. Zufelt.


Signed _________________________________     Date ___________________
       Jack M. Zufelt


Signed The Right Solution Gateway

By :  __________________________________     Date ___________________
      Rick Bailey President / CEO


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